Exhibit 99.1

Kaleyra Announces Fourth Quarter and Full Year 2021 Results

Record Fourth Quarter Revenue of $90 million, a 103% Revenue Increase and 169% Gross Profit Increase Compared to the

Fourth Quarter of Last Year

Record Full Year Financial Performance, Highlighted by 82% Revenue Growth and 135% Increase in Gross Profit

Company Achieves First-Ever Positive EBITDA Performance, with Adjusted EBITDA of $9.6 Million Driving Standout Fourth Quarter Results

Full Integration of mGage and Investments in Kaleyra Video and Voice Lead Efforts to Bolster Product Mix and International Expansion Strategy, and Influence Improved Margin Profile Outlook

Full Year Dollar-Based Net Expansion Rate of 130%, a Reflection of Growth Within Kaleyra’s Existing Customer Base

Introduces Full Year 2022 Revenue Outlook of Between $400 – $405 Million and First Quarter 2022 Revenue Outlook Between $84 – $86 Million, in Line with Standard Seasonality and up 114% from $39.7 Million of the First Quarter of Last Year

NEW YORK & VIENNA, Va. – February 16, 2022 – Kaleyra, Inc. (NYSE: KLR) (NYSE American: KLR WS) (“Kaleyra” or the “Company”), a rapidly growing cloud communications software provider delivering a secure system of application programming interfaces (APIs) and connectivity solutions in the API/Communications Platform as a Service (CPaaS) market, reported financial results for the fourth quarter and full year ended December 31, 2021.

Full Year 2021 and Recent Operational and Financial Highlights

•	Record Full Year and Quarterly Revenue of $267.7 million and $90.0 million, respectively, representing 82% and 103% growth over the comparable year-ago periods

•	Record Full Year and Quarterly Gross Profit of $57.5 million and $21.1 million respectively, representing 135% and 169% growth over the comparable year-ago periods

•	Dollar-Based Net Expansion rate of 130% and 124% in 2021 and Q4, respectively

•	Strong Balance Sheet with $97.9 million in cash and cash equivalents, including restricted cash, and short-term investments

•	Delivered 15.1 billion billable messages and connected 1.7 billion voice calls for a global customer base of over 3,800 customers in the fourth quarter

•	Uplisted to the New York Stock Exchange under the symbol “KLR” in August 2021

•	Received multiple industry recognitions and awards

•	Developed and nurtured multiple partnerships

•	Launched apps on Shopify and Salesforce marketplaces, connecting the Company’s CPaaS channels to a potential addressable market of over one million users

Management Commentary

“We ended this year with another record period of outperformance, highlighted by our first-ever EBITDA positive quarter and a record top line result as well,” said Kaleyra Founder and Chief Executive Officer Dario Calogero. “In a chaotic macroeconomic environment, even as the world and our partners battled the ongoing impacts of the COVID-19 pandemic, Kaleyra has been a model of consistency. In retrospect, this past year was a testament to the durability of our growth strategy. We surpassed even our own expectations with annual revenue growth of 82% and with annual adjusted gross margin of almost 23% on revenue. Our dollar-based net expansion rate of 130% is a key indicator of our ability to drive long-term leverage and profitability through a predictable growth algorithm.

“Going forward, we will continue to execute on our priority initiatives, including making ongoing enhancements to our omni-channel offering, focused investments in our global partner base, and renewing our unwavering commitment to secure service for some of the most sophisticated messaging industries. As pre-pandemic activity levels slowly return around the world, we anticipate that the CPaaS industry will continue to generate its traditional 25-30% annualized growth rates, positioning Kaleyra to grow in line with or above the industry pace. We expect that investments in our omni-channel offering and continued commitment to providing reliable service to our loyal partner base will allow us to deliver on our promises and take major steps on our continuing journey to become the leading trusted partner in the rapidly expanding and evolving CPaaS market in 2022.”

Fourth Quarter 2021 Financial Results

Results compare the 2021 fourth quarter ended December 31, 2021 to the 2020 fourth quarter ended December 31, 2020 unless otherwise indicated.

•

Total revenue increased 103% to $90.0 million from $44.3 million in the comparable year-ago period, exceeding the Company’s previously stated outlook. The growth during the quarter was driven by the completed integration of the mGage and Bandyer businesses as well as strong organic revenue growth across all channels and a well-balanced portfolio across geographies.

•

Gross profit increased 169% to $21.1 million from $7.8 million in the comparable year-ago period. This increase was driven by an increase in revenues for the quarter that outpaced cost increases. Gross margin for the fourth quarter of 2021 increased to 23.5% compared to 17.7% for the fourth quarter of 2020. The increase in gross margin was mainly due to the mGage and Bandyer integrations and increased performance by Kaleyra video and Kaleyra voice, as well as by The Campaign Registry.

•

Net loss totaled $7.3 million, or $0.17 per share based on 41.9 million weighted-average shares outstanding, compared to a net loss of $4.5 million, or $0.15 per share based on 29.7 million weighted-average shares outstanding, in the comparable year-ago period. The increase in net loss was mainly due to the amortization of acquired intangibles and the accrued interest expense on convertible notes.

•

Adjusted gross profit, a non-GAAP measurement of operating performance reconciled below, increased 184% to $22.8 million from $8.0 million in the comparable year-ago period. Adjusted gross margin for the fourth quarter of 2021 was 25.3% compared to 18.1% in the comparable year-ago period.

•

Adjusted net income, a non-GAAP measurement of operating performance reconciled below, increased 3,056% to $3.9 million, or $0.09 per basic share and $0.08 per diluted share based on 41.9 million and 51.9 million weighted-average shares outstanding, respectively, from $124,000, or $0.00 per both basic and diluted share based on 29.7 million and 42.8 million weighted-average shares outstanding, respectively, in the comparable year-ago period.

•

Adjusted EBITDA, a non-GAAP measurement of operating performance reconciled below, increased 498% to $9.6 million (10.7% of total revenue) compared to $1.6 million (3.6% of total revenue) in the comparable year-ago period. The increase in adjusted EBITDA was primarily due to the effects of the business combinations with mGage and Bandyer and cost synergies between the two legacy businesses.

•	At the end of the fourth quarter, cash, and cash equivalents, restricted cash, and short-term investments were $97.9 million, compared to $37.8 million as of December 31, 2020.

Full Year 2021 Financial Results

Results compare the 2021 full year ended December 31, 2021 to the 2020 full year ended December 31, 2020 unless otherwise indicated.

•

Total revenue increased 82% to $267.7 million from $147.4 million in the comparable year-ago period, exceeding the Company’s previously stated outlook. The growth during the year was driven by the completed integration of the mGage and Bandyer businesses, as well as strong organic revenue growth across all channels and a well-balanced portfolio across all geographies.

•

Gross profit increased 135% to $57.5 million from $24.4 million in the comparable year-ago period. This increase was driven by an increase in revenues for the year that outpaced cost increases. Gross margin for the 2021 full year increased to 21.5% compared to 16.6% for the 2020 full year. The increase in gross margin was mainly due to the mGage and Bandyer integrations and increased performance by Kaleyra video and Kaleyra voice, as well as by The Campaign Registry throughout the year.

•

Net loss totaled $34.0 million, or $0.92 per share based on 37.0 million weighted-average shares outstanding, compared to a net loss of $26.8 million, or $1.09 per share based on 24.7 million weighted-average shares outstanding, in the comparable year-ago period. The increase in net loss was predominantly due to the one-time expenses associated with the two acquisitions and the fund raising that were executed during 2021, the amortization of acquired intangibles and the accrued interest expense on convertible notes.

•

Adjusted gross profit, a non-GAAP measurement of operating performance reconciled below, increased 145% to $61.4 million from $25.1 million in the comparable year-ago period. Adjusted gross margin for the 2021 full year was 22.9% compared to 17.0% in the comparable year-ago period.

•

Adjusted net income (loss), a non-GAAP measurement of operating performance reconciled below, increased 1,023% to an income of $6.1 million, or $0.16 per basic share and $0.13 per diluted share based on 37.0 million and 48.1 million weighted-average shares outstanding, respectively, from a loss of $656,000, or $0.03 per basic and diluted share based on 24.7 million weighted-average shares outstanding in the comparable year-ago period.

•

Adjusted EBITDA, a non-GAAP measurement of operating performance reconciled below, increased 479% to $18.6 million (7.0% of total revenue) compared to $3.2 million (2.2% of total revenue) in the comparable year-ago period. The increase in Adjusted EBITDA was primarily due to the impact of the business combinations with mGage and Bandyer and cost synergies between the two legacy businesses.

2022 Financial Outlook

Kaleyra’s outlook takes into consideration the integration of acquired businesses into the Company as well as continued monitoring of the impact of the COVID-19 pandemic. Kaleyra remains confident in its growth strategy and ability to capture its multinational market opportunity. As a result of the Company’s strong performance in the fourth quarter, the Company is introducing financial projections for the first quarter and full year 2022 as follows:

•	First Quarter 2022: Total revenue is expected to be in the range of $84 – $86 million.

•	Full Year 2022: Total revenue is expected to be in the range of $400 – $405 million.

Conference Call

Kaleyra will hold a conference call today, Wednesday, February 16, 2022 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results. A question and answer session will follow management’s presentation.

U.S. dial-in: 877-407-0792

International dial-in: 201-689-8263

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Kaleyra’s website.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through February 23, 2022.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay ID: 13726895

About Kaleyra

Kaleyra, Inc. (NYSE: KLR) (NYSE American: KLR WS) is a global group providing mobile communication services to financial institutions, e-commerce players, OTTs, software companies, logistic enablers, healthcare providers, retailers, and other large organizations worldwide.

Kaleyra today has a customer base of 3800+ companies spread around the world. Through its proprietary platform and robust APIs, Kaleyra manages multi-channel integrated communication services, consisting of messaging, rich messaging and instant messaging, video, push notifications, e-mail, voice services, and chatbots.

Kaleyra’s technology makes it possible to safely and securely manage billions of messages monthly with over 1,800 operator connections in 190+ countries, including all tier-1 US carriers.

Non-GAAP Financial Measures and Related Information

To provide investors and others with additional information regarding Kaleyra’s results, the following non-GAAP financial measures, not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), are disclosed:

•

Non-GAAP Adjusted Gross Profit and Non-GAAP Adjusted Gross Margin. For the periods presented, Kaleyra defines non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, adjusted to exclude, as applicable, certain expenses as presented in the table below;

•

Non-GAAP Adjusted EBITDA is defined as of any date of calculation, as the consolidated earnings/(loss) of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization, plus (i) transaction expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) the Adjusted EBITDA for pre-acquisition period of subsidiaries, (v) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees and (vi) any provision for the write down of assets;

•

Non-GAAP Adjusted Net Income (Loss) Per Share, Basic and Diluted. For the periods presented, Kaleyra defines non-GAAP net income (loss) and non-GAAP net income (loss) per share, basic and diluted, as GAAP net loss and GAAP net loss per share, basic and diluted, respectively, adjusted to exclude, as applicable, certain expenses presented in the table below.

Management uses the foregoing non-GAAP financial information, collectively, to evaluate its ongoing operations and for internal planning and forecasting purposes. Kaleyra’s management believes that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, facilitates period-to-period comparisons of results of operations, and assists in comparisons with other companies, many of which use similar non-GAAP financial information to supplement their GAAP results. Non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. Whenever Kaleyra uses a non-GAAP financial measure, a reconciliation is provided to the most closely applicable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Operating Metrics

Dollar-Based Net Expansion Rate. Kaleyra’s ability to drive growth and generate incremental revenue depends, in part, on the Company’s ability to maintain and grow its relationships with Active Existing Customer Accounts and to increase their use of the platform. An important way in which Kaleyra has historically tracked performance in this area is by measuring the Dollar-Based Net Expansion Rate for those customer accounts. Kaleyra’s Dollar-Based Net Expansion Rate increases when such customer accounts increase their usage of a product, extend their usage of a product to new applications or adopt a new product. Kaleyra’s Dollar-Based Net Expansion Rate decreases when such customer accounts cease or reduce their usage of a product or when the Company lowers usage prices on a product. Kaleyra believes that measuring Dollar-Based Net Expansion Rate provides a more meaningful indication of the performance of the Company’s efforts to increase revenue from existing customers. As a result of the introduction of Dollar-Based Net Expansion Rate disclosure by Kaleyra in the SEC filing, press release and presentation for the three months ended December 31, 2021, no comparable period is provided prior to that date. To calculate the Dollar-Based Net Expansion Rate, the Company first identifies the cohort of customer accounts that were customer accounts in the same quarter of the prior year. The Dollar-Based Net Expansion Rate is the quotient obtained by dividing the revenue generated from that cohort in a quarter, by the revenue generated from that same cohort in the corresponding quarter in the prior year.

Active Existing Customer Accounts. Kaleyra believes that the number of Active Customer Accounts is an important indicator of the growth of its business, the market acceptance of its platform and future revenue trends. Kaleyra defines an Active Customer Account at the end of any reporting period as an individual account, as identified by a unique account identifier, for which Kaleyra has recognized revenue in the period.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Kaleyra, its omnichannel and other product and global customer developments, its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenues and the business plans of Kaleyra’s management team, and the impact of the COVID-19 pandemic, and any anticipated lessening of such impact, on its business and financial performance. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of Kaleyra in light of their respective experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the mix of services utilized by Kaleyra’s customers and such customers’ needs for these services, including any variability by geography, market acceptance of new service offerings, the ability of Kaleyra to expand what it does for existing customers as well as to add new customers, that Kaleyra will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as governmental responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on Kaleyra’s operations, the demand for Kaleyra’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Tom Colton or Matt Glover

Gateway Investor Relations

949-574-3860

KLR@gatewayir.com

KALEYRA, INC.

Consolidated Balance Sheets

(Unaudited, in thousands)

	Year Ended December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$90,001	$32,970
Restricted cash	1,701	—
Short-term investments	6,236	4,843
Trade receivables, net	85,945	43,651
Deferred cost	341	—
Prepaid expenses	5,357	1,447
Other current assets	2,599	2,134

Total current assets	192,180	85,045
Property and equipment, net	18,811	6,726
Intangible assets, net	125,396	7,574
Goodwill	110,465	16,657
Deferred tax assets	1,230	703
Other long-term assets	399	1,797

Total Assets	$448,481	$118,502

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$70,942	$51,768
Debt for forward share purchase agreements	—	483
Notes payable due to related parties	—	7,500
Lines of credit	5,256	5,273
Current portion of bank and other borrowings	10,508	10,798
Deferred revenue	9,553	3,666
Payroll and payroll related accrued liabilities	6,907	3,292
Other current liabilities	8,274	5,988

Total current liabilities	111,440	88,768
Long-term portion of bank and other borrowings	22,910	31,974
Long-term portion of notes payable	190,147	2,700
Long-term portion of employee benefit obligation	2,338	1,886
Deferred tax liabilities	2,384	—
Other long-term liabilities	1,840	603

Total Liabilities	331,059	125,931

Stockholders’ equity (deficit):
Common stock	4	3
Additional paid-in capital	251,659	93,628
Treasury stock, at cost	(30,431)	(30,431)
Accumulated other comprehensive loss	(2,010)	(2,826)
Accumulated deficit	(101,800)	(67,803)

Total stockholders’ equity (deficit)	117,422	(7,429)

Total liabilities and stockholders’ equity (deficit)	$448,481	$118,502

KALEYRA, INC.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$90,008	$44,268	$267,739	$147,368
Cost of revenue	68,895	36,421	210,228	122,932

Gross profit	21,113	7,847	57,511	24,436

Operating expenses:
Research and development	4,143	2,330	18,456	9,745
Sales and marketing	6,286	2,711	21,077	12,866
General and administrative	15,360	7,458	50,957	28,195

Total operating expenses	25,789	12,499	90,490	50,806

Loss from operations	(4,676)	(4,652)	(32,979)	(26,370)
Other income, net	27	21	185	112
Financial expense, net	(3,626)	(448)	(8,795)	(1,475)
Foreign currency loss	(99)	(558)	(97)	(1,353)

Loss before income tax benefit	(8,374)	(5,637)	(41,686)	(29,086)
Income tax benefit	(1,081)	(1,111)	(7,689)	(2,276)

Net loss	$(7,293)	$(4,526)	$(33,997)	$(26,810)

Net loss per common share, basic and diluted	$(0.17)	$(0.15)	$(0.92)	$(1.09)

Weighted-average shares used in computing net loss per common share, basic and diluted	41,914,099	29,690,742	37,031,698	24,652,004

KALEYRA, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from Operating Activities:
Net loss	$(33,997)	$(26,810)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,004	2,773
Stock-based compensation, preference shares and others	19,991	19,415
Non-cash settlement of preference share liability	—	(2,486)
Provision for (recovery of) doubtful accounts	1,155	(177)
Realized gains on marketable securities	30	(10)
Employee benefit obligation	537	527
Change in fair value of warrant liability	546	—
Reversal of accrued interest on forward share purchase agreement	(659)	—
Non-cash interest expense	1,254	191
Deferred taxes	(8,255)	(2,747)
Change in operating assets and liabilities:
Trade receivables	(16,879)	(478)
Other current assets	(2,396)	1,197
Deferred cost	76	—
Other long-term assets	1,416	(497)
Accounts payable	1,908	(11,832)
Other current liabilities	2,338	6,892
Deferred revenue	5,609	2,219
Long-term liabilities	390	(499)

Net cash used in operating activities	(11,932)	(12,322)

Cash flows from Investing Activities:
Purchase of short-term investments	(52,224)	(7,913)
Sale of short-term investments	50,741	8,156
Purchase of property and equipment	(1,857)	(414)
Sale of property and equipment	—	16
Capitalized software development costs	(5,226)	(3,007)
Purchase of intangible assets	(31)	(6)
Acquisition of mGage, net of cash acquired	(195,346)	—
Acquisition of Bandyer, net of cash acquired	(13,304)	—

Net cash used in investing activities	(217,247)	(3,168)

Cash flows from Financing Activities:
Proceeds from line of credit, net	327	1,277
Borrowings on term loans	1,268	24,436
Repayments on term loans	(7,728)	(8,651)
Proceeds from issuance of convertible notes, net of issuance costs	188,637	—
Repayments on notes	(7,500)	(11,478)
Repurchase of common stock in connection with forward share purchase agreements	—	(30,431)
Payments related to forward share purchase agreements	17,045	(1,452)
Proceeds from issuance of common stock in Private Investment in Public Equity offering (PIPE), net of issuance costs	99,051	—
Proceeds from issuance of stock in public offering, net of issuance costs	—	36,152
Proceeds related to settlement of non-forfeited 2020 Sponsor Earnout Shares	1,244	—
Proceeds from exercise of common stock warrants	2,873	—
Repurchase of warrants	(5,474)	—
Repayments on capital lease	(138)	(126)

Net cash provided by financing activities	289,605	9,727

Effect of exchange rate changes on cash, cash equivalent and restricted cash	(1,694)	1,736

Net increase (decrease) in cash, cash equivalents and restricted cash	58,732	(4,027)
Cash, cash equivalents and restricted cash, beginning of period	32,970	36,997

Cash, cash equivalents and restricted cash, end of period	$91,702	$32,970

KALEYRA, Inc.

Adjusted Gross Profit and Adjusted Gross Margin Reconciliation of GAAP to Non-GAAP Financial Information

For the Three Months and the Year Ended December 31, 2021 and 2020

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
Adjusted Gross Profit and adjusted Gross Margin	2021	2020	2021	2020
Consolidated Gross Profit	$21,113	$7,847	$57,511	$24,436
Consolidated Gross Profit Margin %	23.5%	17.7%	21.5%	16.6%
Amortization of acquired intangibles	1,651	159	3,845	633
Non-GAAP Gross Profit	$22,764	$8,006	$61,356	$25,069
Non-GAAP Gross Profit Margin %	25.3%	18.1%	22.9%	17.0%

KALEYRA, Inc.

Adjusted EBITDA Reconciliation of GAAP to Non-GAAP Financial Information

For the Three Months and the Year Ended December 31, 2021 and 2020

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
Adjusted EBITDA	2021	2020	2021	2020
Net loss	$(7,293)	$(4,527)	$(33,997)	$(26,811)
Other income, net	(27)	(21)	(185)	(112)
Financial expense, net	3,626	448	8,795	1,475
Foreign currency loss	99	558	97	1,353
Income tax benefit	(1,081)	(1,110)	(7,689)	(2,275)

Loss from operations	$(4,676)	$(4,652)	$(32,979)	$(26,370)
Depreciation and amortization	6,027	865	15,003	2,772
Stock-based compensation, preference shares and others	7,111	3,975	25,611	20,292
Transaction and one-off costs	779	1,419	10,637	6,524
Company restructuring	365	—	365	—

Non-GAAP Adjusted EBITDA	$9,606	$1,607	$18,637	$3,218

KALEYRA, Inc.

Adjusted Net Income (Loss) per share Reconciliation of GAAP to Non-GAAP Financial Information

For the Three Months and the Year Ended December 31, 2021 and 2020

(Unaudited, in thousands except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
Adjusted Net Income (Loss) per share	2021	2020	2021	2020
Net Loss	$(7,293)	$(4,527)	$(33,997)	$(26,811)
Stock-based compensation, preference shares and others	7,111	3,975	25,611	20,292
Transaction and one-off costs	779	1,419	10,637	6,524
Amortization of acquired intangibles	4,478	399	10,836	1,618
Amortization of debt discount and issuance costs for convertible debt	500	—	1,105	—
Estimated tax effects of adjustments (1)	(1,661)	(1,142)	(1,549)	(2,279)
Net tax benefits related to discrete tax items	—	—	(6,586)	—

Non-GAAP Net Income (Loss)	$3,914	$124	$6,057	$(656)

Net Loss per share
Basic	$(0.17)	$(0.15)	$(0.92)	$(1.09)
Diluted	$(0.17)	$(0.15)	$(0.92)	$(1.09)
Non-GAAP Adjusted Net Income (Loss) per share
Basic	$0.09	$0.00	$0.16	$(0.03)
Diluted	$0.08	$0.00	$0.13	$(0.03)
Weighted Average number of Shares Outstanding (basic)	41,914,099	29,690,742	37,031,698	24,652,004
Weighted Average number of Shares Outstanding (diluted)	51,943,454	42,761,247	48,085,571	24,652,004

(1)	The Non-GAAP estimated tax effects of adjustments are determined using the Effective Tax Rate (ETR) calculated for the periods, excluding discrete tax items.